Exhibit 10

SERVISFIRST BANCSHARES, INC.
Annual INCENTIVE PLAN

1.                  Purpose. The purpose of the ServisFirst Bancshares, Inc. Annual Incentive Plan (the “Plan”) is to advance the interests of ServisFirst Bancshares, Inc. (“ServisFirst”) and its subsidiaries (together, the “Company”) by providing the framework under which annual or short-term incentive awards may be paid to designated officers and key employees of the Company based on the achievement of pre-established performance goals.

2.                  Administration. The Plan will be administered by the compensation committee (the “Committee”) of the board of directors (the “Board”) of ServisFirst. The Committee has full authority to interpret the Plan, including the authority to: (a) designate participants for a particular performance period; (b) establish performance goals and objectives for each performance period; (c) consider the achievement of the performance goals and determine whether any awards will be made under this Plan for a given performance period; (d) establish regulations for the administration of the Plan; and (e) make all determinations necessary for the administration of the Plan. All decisions by the Committee regarding the Plan will be final, conclusive, and binding on all persons, including the participants and the Company.

3.                  Performance Periods. The Plan is effective for performance periods beginning January 1, 2021 and will continue in effect until terminated as provided in Section 8. Each performance period will consist of one calendar year unless otherwise determined by the Committee.

4.                  Eligibility. The Company’s officers and certain key employees will be eligible to participate in the Plan for a given performance period when designated by the Committee. Unless otherwise determined by the Committee in its discretion, in order to receive an award under this Plan for a given performance period, a participant must remain employed with the Company through the applicable award payment date.

5.                  Establishment of Performance Goals. Prior to, or shortly after the beginning of, each performance period, the Committee will approve (a) the participants for that performance period; (b) a target award opportunity for each participant, as well as threshold and maximum payout levels, which may be expressed as a percentage of the participant’s annual salary; (c) one or more specific performance goals that will apply for such performance period, which may vary among participants and from one performance period to another; and (d) a formula for determining the amounts that may become payable based on the level of achievement of the selected performance goals.

6.                  Determination of Award Amounts. Following the completion of a performance period, the Committee will review actual performance as measured against the pre-established performance goals for that period. If threshold performance goals that were established by the Committee are not achieved, no awards will be paid under the Plan. In the event that the performance goals have been met or exceeded, the Committee will approve (a) the extent to which the performance goals applicable to a participant have been achieved, making any adjustments that the Committee deems appropriate; and (b) the resulting amount of each individual participant’s award. The actual award paid to a given participant may be higher or lower than his or her target award; however, no award paid to a single participant may exceed $3 million for twelve-month performance period (or a pro rata dollar amount for any performance period that is not twelve months).

7.                  Payment of Awards. Awards earned under the Plan for a given performance period will be paid to eligible participants in cash as soon as practicable after the Committee’s determination of such amounts but not later than two and one-half months following the end of that performance period. The Company will deduct from each award any and all applicable federal, state, and local income and payroll taxes.

8.                  Amendment or Termination. The Committee may, at any time, amend, suspend, or terminate the Plan in whole or in part. Upon termination, no participant will have any right to receive amounts under this Plan.

9.                  Governing Law. This Plan will be governed by, and construed in accordance with, the laws of the state of Alabama.

10.              Severability. If any term or provision of the Plan is at any time or to any extent invalid, illegal, or unenforceable in any respect as written, such term or provision will be modified or limited to the extent necessary to render it valid and enforceable to the fullest extent allowed by law. Any such provision that is not susceptible of such reformation will be ignored so as to not affect any other term or provision, and the remainder of the Plan, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid, illegal, or unenforceable, will not be affected and each term and provision of the Plan will be valid and enforced to the fullest extent permitted by law.

11.              Compliance with Legal Requirements. This Plan and the payment of awards are subject to all applicable federal and state laws, rules and regulations, and to any such approvals by any governmental or regulatory agency as may be required.

12.              Section 409A. This Plan is intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder, and will be construed accordingly.

13.              No Rights to Employment. Nothing in this Plan confers upon a participant any right to continue in the employment of the Company, or to interfere in any way with the right of the Company to terminate the participant’s employment relationship with the Company at any time.

14.              No Rights to Award. Any awards granted under the Plan will be in the sole discretion of the Committee. Participation in the Plan is not a right but a privilege, subject to Committee approval from one performance period to another. The Company has no obligation to treat participants similarly under the Plan.

15.              Non-exclusive. Nothing in this Plan limits the authority of the Company, the Board, or the Committee to adopt such other compensation arrangements as it may deem desirable for any participant.

16.              Successors. All obligations of the Company under the Plan with respect to awards will be binding upon any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the assets of the Company.

17.              Unfunded Status. Nothing contained in the Plan creates or is intended to create a trust of any kind or a fiduciary relationship between the Company and any participant, beneficiary, or legal representative or any other person. To the extent that a person acquires a right to receive payments under the Plan, such right will be no greater than the right of an unsecured general creditor of the Company. Any awards to be paid under this Plan will be paid from the general funds of the Company and no special or separate fund or segregation of assets will be made to assure payment of such amounts except as expressly set forth in the Plan. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended (ERISA).

18.              Clawback. Notwithstanding any other provisions of this Plan, the Company may cancel any award, require reimbursement of any award by a participant, and effect any other right of recoupment of compensation provided under the Plan in accordance with any Company policies that may be adopted or modified from time to time (including, without limitation, to comply with applicable law or stock exchange listing requirements).

IN WITNESS WHEREOF, this ServisFirst Bancshares, Inc. Annual Incentive Plan was approved and adopted by the Board effective January 25, 2021.

ServisFirst Bancshares, Inc.

By:	/s/ Thomas A. Broughton III